Exhibit 99.1

African Gold Acquisition Corporation Announces Pricing of Upsized $360 Million Initial Public Offering

New York, New York, Feb. 25, 2021 (GLOBE NEWSWIRE) -- African Gold Acquisition Corporation (the “Company”) announced today the pricing of its upsized initial public offering of 36,000,000 units at a price of $10.00 per unit. The units will be listed on The New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “AGAC.U” beginning on February 26, 2021. Each unit consists of one Class A ordinary share and three-quarters of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed the NYSE under the symbols “AGAC” and “AGAC.W,” respectively. The offering is expected to close on March 2, 2021.

African Gold Acquisition Corporation is a blank check company incorporated for the purpose of effecting a merger, amalgamation, share exchange, share purchase, asset acquisition, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any industry, the Company intends to focus on a target with operations or prospective operations in the gold mining sector. The Company is led by Chairman Robert Hersov, Vice Chairman Brian Hinchcliffe, Chief Executive Officer Christopher Chadwick and Chief Financial Officer Cooper Morgenthau.

B. Riley Securities, Inc. is acting as the sole book running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 5,400,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 25, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from B. Riley Securities, Inc., 1300 17th Street N., Suite 1400, Attn: Syndicate Prospectus Department, Arlington, Virginia 22209, by telephone at (800) 846-5050 or by email at prospectuses@brileyfin.com.

Cautionary Note Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Cooper Morgenthau
info@africangoldcorp.com